                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549




                                   FORM 11-K



(Mark One)

              [X]       ANNUAL REPORT PURSUANT TO SECTION 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended February 28, 1999

                                      OR

              [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

             For the transition period from __________ to __________


                          Commission File No. 0-14749


                    ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                 401(K) PLAN
             (FULL TITLE OF PLAN AND ADDRESS OF PLAN IF DIFFERENT
                       FROM THAT OF ISSUER NAMED BELOW)




                    ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                265 Turner Drive
                            Durango, Colorado  81301
            (NAME OF ISSUER OF SECURITIES HELD PURSUANT TO THE PLAN
               AND THE ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE)

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                             REQUIRED INFORMATION

    The report filed as Exhibit 1 hereto (the "Plan Information") is incorporated by reference herein in satisfaction of the financial statement requirements of Form 11-K pursuant to Item 4 of Form 11-K. The Plan Information has been prepared in accordance with the financial reporting requirements of ERISA. ERISA (without regard to the limited scope exemption contained in Section 103(a)(3)(C) thereof) does not require the Plan Information to be examined by an independent accountant.

                                    EXHIBITS

Exhibit
Number     Description
-------    -----------
  1        Return/Report of the Plan on Form 5500-R for the year ended
           February 28, 1999

  2        Form of Rocky Mountain Chocolate Factory, Inc. 401(k) Plan
           (incorporated by reference to Exhibit 4.1 to the Company's
           Registration Statement on Form S-8 (Registration No. 33-79342) filed on May 25, 1994).

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Rocky Mountain Chocolate Factory, Inc. 401(k) Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                               401(K) PLAN

                               By: Rocky Mountain Chocolate Factory, Inc.,
                                   Plan Administrator



Date: August 27, 1999          By:
                                  ------------------------------------------
                                  Bryan J. Merryman, Vice President-Finance,
                                  Chief Operating Officer, Chief Financial
                                  Officer and Director

                               INDEX TO EXHIBITS

Exhibit
Number     Description
--------   -----------
  1        Return/Report of the Plan on Form 5500-R for the year ended
           February 28, 1999

  2        Form of Rocky Mountain Chocolate Factory, Inc. 401(k) Plan
           (incorporated by reference to Exhibit 4.1 to the Company's
           Registration Statement on Form S-8 (Registration No. 33-79342) filed on May 25, 1994).




















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